UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934.

DATE OF REPORT:  May 7, 2009  (Date of earliest event reported)

THE ITALIAN OVEN, INC.
(Exact name of registrant as specified in its charter)

PA                                            0-27182               25-1624305
                                                              (State or other jurisdiction                         (Commission File      IRS Employer
of incorporation)                                      Number)             Identification Number)

196 WEST ASHLAND STREET, DOYLESTOWN, PA 18901
(Address of principal executive offices)

267-864-7737
(Registrant's telephone number, including area code)

NOT APPLICABLE
(Former Name or Former Address, if changed since last report)

ITEM 3.03  MATERIAL MODIFICATION TO RIGHTS OF SHAREHOLDERS

           The Italian Oven, Inc. (Pink Sheets:  IOVN) today advised shareholders and interested parties that the 100 for 1 share issuance has been approved by the relevant regulatory authorities.  The ex-date will be May 15, 2009, and the new shares will be issued May 22, 2009.  As the issuance requires a mandatory certificate exchange, the trading symbol will change.  The company does not suggest trading in its public shares between the end of the business day on May 14 until May 22 so that no confusion occurs as to who is entitled to receive the new shares.

            Shareholders that have their shares in certificate form may turn in the old certificate and a request for a new certificate to the transfer agent.  There is no time limit to do so and old shares do not expire.  You may do so by sending the old certificate, a letter requesting a new certificate, and a check for $20.00 made payable to:  Action Stock Transfer, Inc.  7069 South Highland Drive, Suite 300, Salt Lake City, UT  84121.

           As stated previously, IOVN will not be issuing additional shares concurrently with the 100 for 1 share issuance.  That is, there will be no dilution or increases in the issued or authorized shares other than that for every 1 share, previous shareholders will hold 100 shares. On the contrary, the control block of 5,000,000 common shares will become 500,000,000 restricted common shares.  The shares may eventually be converted to non-convertible preferred shares.  This means that, as is the case now, the shares will not be tradable or convertible into tradable shares.  After the 100 for 1 share issuance, the company's share structure will be:  999,999,999 authorized shares, with 500,000,000 restricted control block shares belonging to My Pleasure, Limited, of the United Kingdom, 325,161,800 shares in the public float with CEDE & Company (DTCC), and 113,129,900 shares in certificate form consisting of 70,546,600 restricted shares and 42,583,300 unrestricted shares.  The total amount of common stock will be 938,291,700 shares in existence.  In the event the 500,000,000 common shares are exchanged into to non-convertible preferred shares, the authorized number of shares will be reduced to 499,999,999 from 999,999,999 and an announcement will be made.

            The company, to keep its shareholders updated as to progress with the company, established the following instant messaging accounts.  The company invites shareholders to add the accounts to their contact list to receive notice of SEC filings and press releases.

            Yahoo Messenger:  theitalianoven
            AIM:   IOVNinvestors
            ICQ:   576757259
            MECA Messenger:  italianoven
            MSN:  theitalianoven (at) live.com
            Twitter:  italianoven

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act
of 1934, the registrant has duly caused this report to be
signed on its behalf by the undersigned hereunto duly authorized.

Dated:   May 7, 2009

THE ITALIAN OVEN, INC.

By: /s/ Joanna Chmielewska
Joanna Chmielewska, President